Exhibit 10.1

Employment Agreement

This Employment Agreement (Agreement) is entered into on November 11, 2019, by and between:

Otto Pvt Ltd, a company incorporated in the Bahamas and having its registered office at Davis & Co, Parthenon Building, 17 West Street North, Nassau, Bahamas (hereinafter referred to as the “Company” which term or expression shall unless excluded by or repugnant to the subject or context be deemed to mean and include its successor and / or successors in office/ nominee/ interest andassigns) ofthe First Part;

And

Dr. Sudhir Prem Srivastava, as Chairman and CEO of Otto Pvt Ltd as its Founder and Chairman and CEO of Group Companies (hereinafter referred to as the “Employee” which term or expression shall unless excluded by or repugnant to the subject or context be deemed to mean and include its successor and / or successors in office / nominees / interest and assigns) of the Second Part.

The Company wishes to employ the Employee, and the Employee wishes to accept Employment with the Company, on the terms and subject to the conditions set forth in this Agreement. It is therefore agreed as follows:

1.	Position and Duties. The Company shall employ the Employee, and the Employee shall serve the Company as the Chairman and Chief Executive Officer, with such duties and responsibilities as may be assigned to the Employee by the Board of Directors of the Company and the Group Companies and as are normally associated with a position of that nature. The Employee shall devote his best efforts and all of his business time for the performance of his duties under this Agreement and shall perform them faithfully, diligently and competently and in a manner consistent with the policies of the Company as determined from time to time by the Board of the Company. The Employee shall report to the Board of Directors of the Group Companies. The Employee shall not engage in activities outside the scope of his Employment if such activities would detract him from or interfere with the fulfillment of his responsibilities or duties under this Agreement or require substantial time or services on the part of the Employee. Except as provided in Section 10 E, the Employee shall not serve as a director (or the equivalent position) of any company other than the Group Companies and shall not receive fees or other remuneration for work performed either within or outside the scope of his Employment without the prior written consent of the Chairman and CEO of the Company.

The job shall require frequent travels, foreign and domestic by the Employee as warranted by the needs of any of the Group Companies from time to time. Group Companies shall be referred to Otto Pvt Ltd., Cardio Ventures Pvt Ltd. Bahamas, Robosurg MedTech Pvt Ltd (RMPL), India. The Employee shall be on the board of and shall serve as Chairman and CEO of all Group Companies.

2.	Employment Classification. The Employee shall be on a full-time basis and shall not be entitled to benefits except as specifically outlined herein.

3.	Location. The duties shall be performed at the offices of the Company or any of the other Group Companies or places designated by the Chairman of the Company. For the performance of the duties, the Employee is required to be in India and other countries where Group Companies have their offices.

4.	Term of Employment. The Employee’s Employment by the Company under this agreement shall commence on the date of this Agreement and shall continue for Five. (5) years with automatic similar term renewals.

5.	Leaves. The Employee shall be eligible for 45 working day leaves, 10 sick leaves and other Company specified Holidays per annum.

6.	Compensation. As full compensation for all services rendered by the Employee to the Company under this Agreement the Company shall pay to the Employee an annual compensation of USD 600,000 (Six Hundred Thousand). The compensation shall be paid to the bank account as designated by the Employee. This compensation and additional incentives, including but not limited to issuance of stock options, shares shall be reviewed and adjusted upward subject to further rounds of funding valuations, future financial and strategic accomplishments as approved by the Board of the Company.

7.	Fringe Benefits; Expenses.

A.	Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable and necessary expenses incurred by him in connection with the performance of his services for the Company in accordance with the Company's policies, upon submission of appropriate expense reports and documentation in accordance with the Company's policies and procedures. The Company will reimburse the Employee for the expenses involved with his air travel in Business class for domestic and international travels. The Company will also reimburse the Employee for the expenses involved with his acquisition and business- related use of a mobile phone.

B.	Withholdings. All compensation paid to the Employee under this Agreement, including payment of salary and taxable benefits shall be subject to such withholdings as may be required by the Company’s general practices and applicable Singapore laws

C.	Benefits. The Company shall provide the Employee the following perquisites/ benefits:

a.	The Company shall pay 100% insurance premium for health insurance cover of the Employee while traveling for business purposes.

b.	The Employee shall be eligible for other insurance coverage based on the Company policies.

c.	The Employee shall be provided with adequate coverage under Directors and Officers Liability Policies taken by the Group Companies.

d.	The Employee shall be provided with residential accommodation, related expenses, and a car with driver.

8.	Performance Review.

A.	There will be an annual formal review of the Employee’s performance at a time deemed appropriate by the Board of the Company. The purpose of the review is to recognize his contribution to the Company, to consider his personal development in the Company, and to discuss projects and aims for the coming year. Employee is eligible for an annual increase in compensation based on his positive performance reported upon the Employee.

B.	The review does not remove the need for the Employee for regular and informal discussions with the Board of the Company. It is his duty to raise any problems or issues that he may have, as and when they arise.

C.	At the review of the Employee’s performance, he will be expected to comment on his overall performance over the past year, and to raise any problems or issues that he would like to tackle in the coming year.

9.	Termination.

A.	The Company shall have the right to terminate this Agreement subject only to Group Companies Articles of Association.

B.	Notice Period: Notice period for Termination shall be a minimum of 12 Months.

C.	Severance Pay: If this Employment Agreement with the Employee is unilaterally terminated by the Company without cause and in exception to “A” above and prior to the expiry of the Term of this Employment Agreement, then the Employee shall be entitled to receive a severance pay equivalent to 24 months of compensation calculated as per the annual compensation prevailing on the date of such termination. The Severance Pay shall be over and above the emoluments payable to the Employee for the notice period, if any, served by the Employee as per the requirements of the Company.

10.	Non-Competition; Confidential Information; Inventions.

A.	The Employee shall not, directly or indirectly, either during the term of the Employee's Employment under this Agreement or thereafter, disclose to anyone (except in the regular course of the Company's business or as required by law), or use in any manner, any information acquired by the Employee during his Employment by the Company with respect to any clients or customers of the Company or any confidential or secret aspect of the Company's operations or affairs unless such information has become public knowledge other than by reason of actions (direct or indirect) of the Employee. Information subject to the provisions of this paragraph shall include, without limitation.

(i)	Procedures for computer access and passwords of the Company's clients and customers, program manuals, user manuals or other documentation, run books, screen, file, or database layouts, systems flow charts, and all documentation normally related to the design or implementation of any computer programs developed by the Company relating to computer programs or systems installed either for customers or for internal use;

(ii)	Lists of present clients and customers and the names of individuals at each client or customer location with whom the Company deals, the type of equipment or computer software they purchase or use, and information relating to those clients and customers which has been given to the Company by them or developed by the Company, relating to computer programs or systems installed.

(iii)	Lists of or information about personnel seeking Employment with or who are employed by the Company;

(iv)	Prospect lists for actual or potential clients and customers of the Company and contact persons at such actual or potential clients and customers;

(v)	Any other information relating to the Company's research, development, inventions, purchasing, accounting, engineering, marketing, merchandising and selling.

(vi)	The Employee in his position shall be exposed to sensitive business and personal information and the Employee unconditionally agrees to maintain absolute confidentiality and nothing shall be disclosed to anyone by the Employee without prior written consent of the Chairman. Any violation shall be a major breach subject to Termination according to 10 (A)above.

B.	The Employee shall not, directly or indirectly, either during the term of the Employee's Employment under this Agreement or for a period of Two (2) years thereafter, solicit, directly or indirectly, the services of any person who was an Employee of the Company, its subsidiaries, divisions or affiliates, or solicit the business of any person who was a client or customer of the Company, its subsidiaries, divisions or affiliates, in each case at any time during the past year of the term of the Employee's Employment under this Agreement. For purposes of this Agreement, the term "person" shall include natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures and governments or any agencies, instrumentalities or political subdivisions thereof.

C.	All memoranda, notes, records, or other documents made or composed by the Employee, or made available to her during the term of this Agreement concerning or in any way relating to the business or affairs of the Company, its subsidiaries, divisions, affiliates or clients shall be the Company's property and shall be delivered to the Company on the termination of this Agreement.

D.	The Geographical Area for the purposes of non-competition in this section and in particular to the business of the Company means “anywhere in the world during the term of this contract” and the country of origin for Two (2) years after the termination of Employment for any reason.

E.	Notwithstanding anything contained in this clause, the Employee at his sole discretion, shall be free to form companies and be appointed as its director to continue certain medical technologies projects that he is currently involved in and to further advance the objectives and vision of the Group Companies.

11.	Miscellaneous.

A.	This Agreement shall be governed by and construed in accordance with the substantive laws of the Bahamas, without regard to the conflict of laws.

B.	The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

C.	This Agreement is the entire agreement between the parties hereunder and may not be modified or amended except by a written instrument signed by both parties. Each party has read this Agreement, understands it and agrees to be bound by its terms and conditions. There are no understandings or representations with respect to the subject matter hereof, express or implied, that are not stated herein. The provisions shall be subject to such modifications and amendments as may be introduced from time to time as per the Company’s Rules and Regulations. This Agreement may be executed in counterparts, and signatures exchanged by facsimile or other electronic means are effective for all purposes hereunder to the same extent as original signatures.

D.	This Agreement is not assignable by either party except that it shall inure to the benefit of and be binding upon any successor to the Company by merger or consolidation or the acquisition of all or substantially all of the Company's assets, provided such successor assumes all of the obligations of the Company, and shall inure to the benefit of the heirs and legal representatives of the Employee.

This Agreement shall be effective on the date mentioned above.

By:	/s/ Sudhir Prem Srivastava, MD	By:	/s/ Anup Sethi
	Sudhir Prem Srivastava, MD		Anup Sethi
	(Employee)		Group Companies CFO

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